UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2008
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 8, 2009, Celsius Holdings, Inc. (the “Company”) entered into a $615,000 refinance agreement with Lucille Santini (“Santini”). The interest rate is Libor plus three percent. The note is convertible into the Company’s common stock at (a) the lower of $0.40 and fair market value until December 31, 2011 and (b) the higher of $0.40 and fair market value after December 31, 2011. The loan cannot be repaid prior to September 1, 2011, after this date the loan can be repaid in cash.

The foregoing description of the non-revolving line of credit, loan and security agreement and registration rights agreement are qualified in their entirety by reference to the full text of the form of note and loan and security agreement, copies of which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, which are incorporated herein in their entirety by reference.

On September 8, 2009, the Company entered into an addendum to amend the terms of the securities purchase agreement between the Company and Golden Gate Investors, Inc. (‘GGI”) dated December 19, 2007 (the “Securities Purchase Agreement”). Pursuant to the addendum, the balance of the note receivable from GGI was netted against the balance of the amount owed by the Company to GGI under the Debenture issued pursuant to the Securities Purchase Agreement, leaving a balance of $346,000 owed to GGI under the Debenture.  The addendum also terminated all Additional Debentures issuable pursuant to the Securities Purchase Agreement without penalty to either party.

Item 3.02	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

On November 9, 2009, the Company issued a warrant to purchase 1 million shares at 45 cents per share to Pez-Mar, Inc. in exchange for services rendered by Pez-Mar, Inc. The warrant is immediately exercisable and expires on November 5, 2012.

Item 9.01	Exhibits

(d) Exhibits.

4.1	Warrant to purchase 1 million shares issued to Pez-Mar Inc.
10.1	Convertible note issued to Lucille Santini.
10.2	Refinance Agreement between Celsius Holdings, Inc and Lucille Santini.
10.3	Addendum to Securities Purchase Agreement between Celsius Holdings, Inc and Golden Gate Investors, Inc.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: November 10, 2009	By: s/Jan Norelid
Jan Norelid
Chief Financial Officer